Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025 with respect to the financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of Cango, Inc. for the year ended December 31, 2024.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 22, 2025